EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectuses of T-3 Energy Services, Inc. for the registration of $500,000,000 of common stock, debt securities, preferred stock, depositary shares and warrants and the registration of 4,879,316 shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2006, with respect to the consolidated financial statements of T-3 Energy Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

January 25, 2007